Exhibit 10.44
“Confidential Treatment Requested. Confidential portions of this document have been redacted and filed separately with the Commission.”
PROMISSORY NOTE
MOBITEC EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a limited liability company duly incorporated and organized under the laws of the Federative Republic of Brazil, with registered office in the city of São Paulo, State of São Paulo, at Rua Fernando de Albuquerque, no. 31, Conjunto 71, Consolação, Zip Code 01309-030, herein represented by Marcelo Duarte, a Brazilian citizen, single, entrepreneur, bearer of identity card RG no. “Confidential material redacted and filed separately with the Commission” and enrolled with the Individual Taxpayers’ Register (CPF) under no. “Confidential material redacted and filed separately with the Commission”, resident and domiciled in the City and State of São Paulo, with commercial address at Rua Fernando de Albuquerque, no. 31 — Suite 71 — Consolação — ZIP CODE 01309-030, in the city and state of São Paulo, duly enrolled in the Federal Taxpayer’s Registry (CNPJ) under no. “Confidential material redacted and filed separately with the Commission”, hereby unconditionally undertake to pay, irrevocably and irreversibly, to the order of ROBERTO JUVENTINO DEMORE, Brazilian citizen, married, entrepreneur, resident and domiciled in the City of Caxias do Sul, State of Rio Grande do Sul, at Rua Antonio Prado, 10, apt. 701, Bairro Exposição, bearer of the Identity Card RG n°. “Confidential material redacted and filed separately with the Commission” and enrolled in the Individual Taxpayers’ Register (CPF) under no. “Confidential material redacted and filed separately with the Commission” and LORENA GIUSTI DEMORE, Brazilian citizen, married, entrepreneur, resident and domiciled in the City of Caxias do Sul, State of Rio Grande do Sul, at Rua Antonio Prado, 10, apt. 701, Bairro Exposição, bearer of the Identity Card RG n°. “Confidential material redacted and filed separately with the Commission” and enrolled in the Individual Taxpayers’ Register (CPF) under no. “Confidential material redacted and filed separately with the Commission”, the Effective Date Amount not paid as per Section 2.5 of the Quota Purchase Agreement executed by the partiers on July 22, 2009, on the due date upon presentation of this Promissory Note, in which case the beneficiaries will be entitled only to receive the amount not paid, as per the Quota Purchase Agreement.
The aggregate Effective Date Amount for the purposes of this Promissory Note is US$ 1,000,000 (one million United States dollars).
All capitalized terms used in this Promissory Note shall have the meaning given to them in the Quota Purchase Agreement, as applicable.
This Promissory Note represents the guaranty and covenant made by the Purchaser to comply with the payment of the Effective Date Amount as set forth in Section 2.3 (a) of the Quota Purchase Agreement entered on July 22, 2009 by and among the aforementioned parties.

The beneficiaries may only claim for the Effective Date Amount not paid as per the terms and conditions of the Agreement.
Under the terms of Section 2.5 of the Quota Purchase Agreement this Promissory Note is issued as a pro solvendo guarantee, and is not negotiable, transferable or endorsable by its beneficiaries.
This Promissory Note constitutes a Schedule to the Quota Purchase Agreement entered in July 22, 2009 by and among the abovementioned parties, and forms an integral part of the Quota Purchase Agreement.
São Paulo, July 22, 2009.

By:	/s/ p. Marcelo Duarte
MOBITEC EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.
p. Marcelo Duarte
Administrator

By co-signature to the issuer:

/s/ Oliver Andreas Wels

MOBITEC AB (publ)
Oliver Andreas Wels

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